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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information in Post-Effective Amendment No. 35 to the Registration Statement (Form N-1A, No. 2-94157) of NASL Series Trust.

We also consent to the inclusion and incorporation by reference of our report dated February 2, 1996 on the financial statements included in the Annual Report of the Common Stock, Pacific Rim Emerging Markets, Real Estate Securities, Capital Growth Bond and Equity Index portfolios of Manulife Series Fund, Inc. for the year ended December 31, 1995.




                                                     /s/ ERNST & YOUNG LLP


Boston, Massachusetts
December 18, 1996